EXHIBIT 99.1
News
For Release: April 29, 2008, 8:00 a.m. EDT
Residential Capital, LLC Reports Preliminary First Quarter 2008 Financial Results
NEW YORK – ResCap reported a net loss of $859 million for the first quarter of 2008, compared to a net loss of $910 million in the year-ago period. The aggressive actions taken to reduce risk and rationalize the cost structure have favorably affected results in the U.S. residential finance business. These improvements, however, were offset by significant deterioration in international operations. Results in the quarter are attributable to market-driven valuation adjustments on mortgage loans held for sale, real estate assets and mortgage related investment securities. Partially offsetting these losses was a $480 million gain recognized from the retirement of $1.2 billion (face value) of debt.
Real Estate Finance
The U.S. residential finance business experienced improved results in the first quarter 2008, compared to the prior year. Prime conforming loan production increased to $15.4 billion in the first quarter of 2008, versus $9.6 billion in the year-ago period, the servicing portfolio posted strong results and operating expense targets were achieved. Deterioration in the mortgage market continues, however, driving increased charge-offs, lower valuations and higher cost of funds.
The international mortgage business experienced a significant decline in the first quarter 2008 related to illiquidity in the global capital markets and weakening consumer credit in certain markets. This environment drove significant realized and unrealized losses in mortgage loans held for sale and investment securities. As a result, ResCap has reduced the size of its balance sheet and limited production of mortgages in overseas markets to only those products with market liquidity. The business lending operation also experienced continued pressure in the first quarter related to the decline in home sales and residential real estate values.
Earlier this month, ResCap announced additional restructuring efforts in its international business aimed to further reduce the cost structure and change the business model to reflect current market conditions. In the U.K., approximately 280 positions will be eliminated and mortgage origination activity will be reduced. In Continental Europe, ResCap has suspended all new mortgage originations and refocused the business on asset management activities.
Liquidity and Capital
Consolidated cash and cash equivalents were $4.2 billion at quarter-end, down from $4.4 billion at Dec. 31, 2007. The decline in cash is due mainly to a decline in collateral values financed on secured lines and delays in executing asset sales given market disruptions.
During the fourth quarter of 2007 and first quarter of 2008, GMAC purchased ResCap debt for $750 million in the open market, which was contributed to ResCap and retired during the first quarter. In exchange for the capital contribution, GMAC received shares of a new class of ResCap preferred equity that is equal to the market value of the debt at the time of the contribution. GMAC took this measure to further support the capital position at ResCap, while still maintaining consideration for GMAC’s investors and stakeholders. As of March 31, 2008, ResCap’s total equity base was $5.8 billion, exceeding its minimum tangible net worth requirements in its credit facilities.
As expected, ResCap has significant near-term liquidity requirements, which include approximately $4 billion in unsecured and $13 billion in secured debt maturities through the remainder of 2008. To meet these requirements, management is actively pursuing various alternatives including: potential secured funding to be provided by GMAC, ongoing and potential utilization of available committed lines of credit, the liquidation of certain assets, the extension of maturities and the refinancing or modification of our existing indebtedness. These efforts are ongoing and have not yet been completed.

Outlook
ResCap continues to take actions to reduce risk, streamline its cost structure and preserve liquidity in an effort to protect franchise value. These actions include:
•	Restructuring to include reductions in the cost base, divesting assets and refocusing the business model on servicing and origination of loans with market liquidity

•	Refinancing existing bank facilities to ensure adequate liquidity and pursuing other strategic alternatives, including those related to liability management with respect to existing indebtedness

•	Growing GMAC Bank
Looking ahead, challenging market conditions are likely to persist and have not shown signs of moderation. ResCap remains committed to turning the business around and restoring profitability.
About Residential Capital, LLC:
Residential Capital, LLC is a leading real estate finance company, focused primarily on the residential real estate market in the United States, Canada, Europe, Latin America and Australia. ResCap’s diversified affiliates and businesses — GMAC-RFC, GMAC Mortgage, Ditech, and Homecomings Financial — cover the spectrum of the U.S. residential finance industry, from origination and servicing of mortgage loans through their sale or securitization in the secondary market. It also provides capital to other originators of mortgage loans, residential real estate developers and resort and timeshare developers. Residential Capital, LLC is an indirect wholly owned subsidiary of GMAC Financial Services.
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Forward-Looking Statements
In this earnings release and comments by GMAC LLC (“GMAC”) and Residential Capital, LLC(“ResCap”) management, the use of the words “expect,” “anticipate,” estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and ResCap’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Form 10-K for ResCap, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Qand 8-K. Such factors include, among others, the following: securing low cost funding to sustain growth for ResCap; our ability to maintain an appropriate level of debt; recent developments in the residential mortgage market, especially in the nonprime sector; disruptions in the markets in which we fund ResCap’s operations, with resulting negative impact on our liquidity; the impact on ResCap of the continuing decline in the U.S. housing market; changes in U.S. government -sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; changes in our contractual servicing rights; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.
Investors are cautioned not to place undue reliance on forward-looking statements. ResCap undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Residential Capital Preliminary Unaudited First Quarter 2008 Financial Highlights

	First Quarter
ResCap Operations	2008	2007
Net Income (loss) ($ millions)	$(859)	$(910)

Gain (loss) on sale of mortgage loans, net
Domestic	$(65.5)	$(341.0)
International	(682.5)	106.4

Total	$(748.0)	$(234.6)
Portfolio Statistics ($ billions)
Loan production volume	$20.9	$37.5

Mortgage production
Domestic	$18.7	$31.0
International	$2.2	$6.5

Mortgage servicing rights at end of period	$4.3	$5.1

Period end servicing portfolio	$459.9	$452.9
Loan servicing at end of period
Domestic	$416.2	$419.3
International	$43.7	$33.6

U.S. Production Mix
Prime conforming	$15.4	$9.6
Prime non-conforming	0.5	12.3
Government	2.0	0.6
Nonprime	0.0	3.2
Prime second-lien	0.8	5.3

Total	$18.7	$31.0

Asset Quality Statistics ($ millions) — ResCap Consolidated
Provision for credit losses by product
Mortgage loans held for investment	$281.4	$364.7
Lending receivables	18.1	177.2
Auto Receivables	2.5	3.1

Total	$302.0	$545.0

Allowance by product at end of period
Mortgage loans held for investment	$485.0	$1,659.8
Lending receivables	405.1	525.3
Auto Receivables	34.4	27.6

Total	$924.5	$2,212.6

Allowance as a % of related receivables at end of period
Mortgage loans held for investment	1.59%	2.54%
Lending receivables	4.40%	4.06%
Auto	1.07%	1.05%
Total	2.15%	2.74%

Nonaccrual loans at end of period	$6,260.4	$9,185.3
Nonaccrual loans as a % of related receivables at end of period	13.34%	11.36%

Total nonperforming assets ($ millions)	$7,407.6	$10,659.1